EXHIBIT 10.13


                         JOINT VENTURE AGREEMENT BETWEEN
             ENVIRONMENTAL CONSTRUCTION PRODUCTS INTERNATIONAL (USA)
                                       AND
                          MODULAR HOMES LIMITED (INDIA)

         This agreement is made this 19th day of August between (1) Environmental Construction Products Internation (ECPI) a company incorporated in the US & having its registered office at 2870 Speer, Suite 205, Denver, CO) 80211, USA; (2) Modular Homes Limited (MHL), a company incorporated in India and having its registered office at 303 Shivaji Nagar, Jalgaon 425001, India

         WHEREAS, this agreement has been signed for the purpose of jointly forming ECPI (India) Limited, a Joint Venture company for the purpose of jointly manufacturing, marketing and promoting the. ECPI Panel Technology in India and other countries of mutual interest under license from ECPI (USA).

         WHERAS, both parties will have equal ownership of ECPI (India) Limited (50/50) and equal representation on the Board of Directors with one referee position.

         WHEREAS, MIIL is a company promoted by the Jain Group, a well known industrial house, of repute for the past 35 years which has been engaged in businesses of manufacturing of plastic products & irrigation systems which are widely used in the construction, agriculture and other infrastructure industries both in India and abroad with an annual turnover of Rs.4, 000 million.

         WHEREAS, ECPI is a company manufacturing & promoting its ECON paanel technology in the US and other countries. ECPI has recently completed a merger with Ginsite Materials, Inc.; a NASDAQ listed company (GSIT) manufacturing epoxy resin coating material used in the construction and marine industries.

         WHEREAS, both parties arc interested in forming the Joint Venture. which will pursue the manufacturing of panels, selection & execution of building projects to their mutual advantage and jointly provide their respective. capabilities andexpertise in planning, engineering, construction, manufacturing, supply and use of the ECON panel technology as well as project management leading to the successful completion Of file projects- ECPI (India) Limited will start official operations on securing its first contract through a sub-contract agreement with Khandesh Builders Limited (KBL) for construction of approximately 12,000 homes in the city of Jalgaon., India. Jalgaon Municipal Corporation is the government organization that has awarded this contract to KBL and is financed by HUDCO (Housing & Urban Dcvclopment Corporation), A Government of India Undertaking.

         Now therefore ECPI & MHL, through this agreement hereby rnutually agrcc to form the Joint Venture Company under the following broad terms & conditions.

         I .ECPI will provide the Technology 'Transfer, key machinery & equipment (including duties), spare parts on key components. training, initial supervision of Jalgaon Project, R & D, hack-up support on marketing, international support and brand creation, engineering &manufacturing expertise, construction expertise and any other back-up support as required for the success of this venture.

         2. MHL will be considered the "leader" in this Joint Venture due to their local expertise in India. MHL will provide the infrastructure for setting up factory, manpower, manufacturing of panels, procurement of raw materials, other machinery, office equipment, permits, licenses and approvals from government, marketing, project procurement, contract negotiations, project execution & supervision, local engineering, civil engineering expertise local R & D. In lieu of the above, MHL would be entitled to 5O% equity in the Venture notwithstanding valuation of the services and facilitate to be provided by them.


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         3. It is clearly  understood that ECPI Inc., USA will have 50% share in
ECPI India Ltd. to cover the cost of supply of a complete plant and know-how which ran undertake manufacture of Panels &. construction of houses. The Plant, Equipment & Machinery will be completely financed by ECPI Inc. USA, if some of the equipment are to be locally procured MHL. will assist in procuring the same. However, the total price for all such equipment including duties & taxes will have to be borne by ECPI Inc. USA,

         4. Non Circumvent & Non Disclosure: Until the life of this Agreement both the partners agree to maintain Confidentiality and Non Circumvention of the Information and Interests of both the parties".. In case that the Final Agreement does not go thru, both the parties hereby agree to return all technical and commercial information acquired during this period to the respective parties.

         As far as Working Capital is concerned both the partners on equal basis will provide the sarne. If any loans & advances are to be raised for Working Capital in India the guarantees to be given to the Banking Institutions will also be on a 50:50 basis.

         'I'his Agreement together with the Enclosures are not to be used for any other purpose except forming a legally binding Contract and/or for mutual benefit. Till then it shall remain absolutely Confidential.

         This agreement is signed in principle and will is the precursor to amore detailed agreement outlining the following:

               1.   Ownership details
               2.   Investment outlay
               3.   Roles & Responsibilities
               4.   Management structure
               5.   Financial management
               6.   allocation of profits
               7.   Growth strategies
               8.   Termination & exit strategy
               9.   Resolution of disputes & Arbitration

         It is mutually decided to complete the final agreement within 25 days of signing this agreement.

         Environmental Construction                  Modular Homes Ltd,
         Products International

         /s/ Frank Glinton                           /s/ Rajendra A.  Mayur
         ----------------------                      -------------------------
         Frank Glinton                               Rajendra A. Mayur
         President &, CEO                            Managing Director














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                                    Agreement

      For Construction of 12,000 slum houses in the City of Jalgaon between
                      Khandesh Builders LTD. and ECPI Group

         This Agreement, made on this 30th day of September, 1999 by and between ECPI India Ltd., a company incorporated under the laws of the government of India, Companies Act 1956 (Incorporation is in process), its counterpart in the United States ECPI Inc., a company registered under the USA company laws, hereinafter referred to as the "Contractor" and M/S. Khandesh Builder Ltd., a company incorporated under the rules of the government of India, Companies Law 1956, hereinafter referred to as the "Client"

         For and in consideration of the premises, covenants and agreements of the said Contractor and the Client, it is mutually agreed by and between the parties as under:

                  i. The Client has been awarded a Contract to Construct approximately 12,000 slum houses admeasuring approximately 215 sq. ft. built up area, by the Local Governing Body, namely The Jalgaon Municipal Council, hereinafter referred to as JMC.

                  ii. The Client is interested in Sub-Contracting the work on aTurnkey basis to a competent Vendor.

                  iii. The Contractor who has access to Innovative Mass Housing Technology namely the ECON panel technology, is keen and capable to execute the above mentioned Slum Houses scheme.

                  iv. The Contractor has had the chance to study the drawings and the rates prevalent in the local markets and based on these premises, the Contractor believes that it can implement the job.

                  V. The Contractor agrees to a delivery schedule of 18 months from the date of signing of the Work Order and the receipt of the Mobilization Advance ( the amount for the mobilization advance would be mutually decided by and between both the parties).

                  vi-   The Contractor agrees to a price of 4% above the current
DSR (District Schedule Rate).

                  vii. The Client and the Contractor agree to work together on the Drawings and logistics so as to arrive at a Final Agreement and issuance of the Work Order.

                  viii. Representatives from the Client as well as the Contractor would mutually determine the Payment terms and other methodologies within 20 days of signing of this Agreement. The issues to be discussed and resolved include the following:

                       a) Scope of Work
                       b) Rate
                       c) Payment Mechanism
                       d) Audit & Inspection Conditions
                       e) Arbitration Clause
                       f) Penalty & Incentive Clause
                       g) Force Majeure
                       h) Any other clause pertinent to this Contract

                   ix. The Client and the Contractor agree to work mutually towards the successful completion of this project.



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                  X. As agreed before in the Agreement signed on August 19, 1999 the Client has had a chance to visit the facilities of ECPI in USA and see the actual houses being constructed. The Client now is satisfied with the validity of this technology. Hence by signing this document both parties agree to honor this agreement as a legal and binding contract.

                  xi. Force Majeure: Both the Client as well as the Customer agree on any event which is not in human control (Act of God).

         This Agreement will be converted into a Contract upon finalization of the details mentioned in Clause Viii above. However, for all practical purposes this Agreement can be considered as an Indication to Commence work on the above-mentioned Housing program in favor of the Contractor.

         Signed on this 30th day of September 1999, by representatives of both the parties in the presence of two witnesses

For & On Behalf of

              The Client
              Kandesh Builders Ltd

              /s/Mr. J. N. Wani
             --------------------
             Managing Director



              The Contractor
              ECPI Inc.                     ECPI India Ltd.

              Mr. Frank Glinton             Mr. Siddharth R.Mayur
              -------------------           ------------------------
              President                     Director


              Witness:
              1. /s/  Mr. Devang N Sheth (Director, ECPI Inc.)
              --------------------------

              2. /s/ Mr. Bill Jarrell (Director ECPI, Inc.)
              -------------------------